Exhibit 10.33

LTIP UNIT VESTING AGREEMENT

Under the Bluerock Residential Growth REIT, Inc.

Amended and Restated 2014 Equity Incentive Plan for Entities

Name of Grantee:	BRG Manager, LLC
No. of LTIP Units:	176,610
Grant Date:	August 3, 2016
Final Acceptance Date:	August 3, 2016

Pursuant to the Bluerock Residential Growth REIT, Inc. Amended and Restated 2014 Equity Incentive Plan for Entities, dated effective as of May 28, 2015 (the “Plan”), and the Second Amended and Restated Agreement of Limited Partnership, dated April 2, 2014, as amended (the “Partnership Agreement”) of Bluerock Residential Holdings, L.P., a Delaware limited partnership (the “Partnership”), Bluerock Residential Growth REIT, Inc., a Maryland corporation and the general partner of the Partnership (the “Company”), and for the provision of services to or for the benefit of the Partnership in a partner capacity or in anticipation of being a partner, pursuant to that certain Management Agreement among the Company, the Partnership and the Grantee dated as of April 2, 2014 (the “Management Agreement”), hereby grants to the Grantee named above an Other Equity-Based Award (as defined in the Plan) (an “Award”) in the form of, and by causing the Partnership to issue to the Grantee named above, the number of LTIP Units (as defined in the Partnership Agreement) specified above having the rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption and conversion set forth herein and in the Partnership Agreement. Upon acceptance of this LTIP Unit Vesting Agreement (this “Agreement”), the Grantee shall receive, effective as of the Grant Date, the number of LTIP Units specified above, subject to the restrictions and conditions set forth herein and in the Partnership Agreement.

1.            Acceptance of Agreement. The Grantee shall have no rights with respect to this Agreement unless he or she shall have accepted this Agreement prior to the close of business on the Final Acceptance Date specified above by signing and delivering to the Partnership a copy of this Agreement. Upon acceptance of this Agreement by the Grantee, the Partnership Agreement shall be amended to reflect the issuance to the Grantee of the LTIP Units so accepted, effective as of the Grant Date. Thereupon, the Grantee shall have all the rights of a Limited Partner of the Partnership with respect to the number of LTIP Units specified above, as set forth in the Partnership Agreement, subject, however, to the restrictions and conditions specified in Section 2 below.

2.            Restrictions and Conditions.

(a)          The records of the Partnership evidencing the LTIP Units granted herein shall bear an appropriate legend, as determined by the Partnership in its sole discretion, to the effect that such LTIP Units are subject to restrictions as set forth herein and in the Partnership Agreement.

(b)          LTIP Units granted herein may not be sold, transferred, pledged, exchanged, hypothecated or otherwise disposed of by the Grantee prior to vesting.

(c)          Subject to the provisions of Section 4, any LTIP Units subject to this Award that have not become vested on or before the effective date of termination of the Management Agreement shall be forfeited as of such effective termination date.

3.            Vesting of LTIP Units. The restrictions and conditions in Section 2 of this Agreement shall lapse with respect to the number of LTIP Units specified below on the Vesting Dates specified below, so long as the Management Agreement remains effective from the Grant Date until such Vesting Dates.

Number of LTIP
Units Vested	Vesting Dates

58,870	August 3, 2017
58,870	August 3, 2018
58,870	August 3, 2019

Subsequent to such Vesting Dates, the LTIP Units on which all restrictions and conditions have lapsed shall no longer be deemed restricted.

4.            Acceleration of Vesting in Special Circumstances. Notwithstanding Section 2 above, all restrictions on all LTIP Units subject to this Award shall be deemed waived by the Committee (as defined in the Plan) and all LTIP Units granted hereby shall automatically become fully vested on the date specified below:

(a)          the effective termination date of the Management Agreement upon any termination of the Management Agreement resulting in the Termination Fee (as defined in the Management Agreement) becoming payable to the Grantee, or resulting in an election regarding the acquisition of the Grantee by the Company pursuant to Section 10(f)(ii) of the Management Agreement; or

(b)          a Control Change Date (as defined in the Plan).

5.            Merger-Related Action. In contemplation of and subject to the consummation of a consolidation or merger or sale of all or substantially all of the assets of the Company in which outstanding common shares are exchanged for securities, cash, or other property of an unrelated corporation or business entity or in the event of a liquidation of the Company (in each case, a “Transaction”), the Board of Directors of the Company, or the board of trustees or directors of any corporation assuming the obligations of the Company (the “Acquiror”), may, in its discretion, take any one or more of the following actions, as to the outstanding LTIP Units subject to this Award: (i) provide that such LTIP Units shall be assumed or equivalent awards shall be substituted, by the acquiring or succeeding entity (or an affiliate thereof), and/or (ii) upon prior written notice to the LTIP Unitholders (as defined in the Partnership Agreement) of not less than 30 days, provide that such LTIP Units shall terminate immediately prior to the consummation of the Transaction. The right to take such actions (each, a “Merger-Related Action”) shall be subject to the following limitations and qualifications:

(a)          if all LTIP Units awarded to the Grantee hereunder are eligible, as of the time of the Merger-Related Action, for conversion into Common Units (as defined and in accordance with the Partnership Agreement) and the Grantee is afforded the opportunity to effect such conversion and receive, (A) in consideration for the Common Units into which the Grantee’s LTIP Units shall have been converted, the same kind and amount of consideration as other holders of Common Units in connection with the Transaction, or (B) the kind and amount of consideration payable to holders of the number of common shares into which such Common Units could be exchanged (including the right to make elections as to the type of consideration), then Merger-Related Action of the kind specified in (i) or (ii) of the first paragraph of Section 5 above shall be permitted and available to the Company and the Acquiror;

(b)          if some or all of the LTIP Units awarded to the Grantee hereunder are not, as of the time of the Merger-Related Action, so eligible for conversion into Common Units (in accordance with the Partnership Agreement), and the acquiring or succeeding entity is itself, or has a subsidiary which is organized as a partnership or limited liability company (consisting of a so-called “UPREIT” or other structure substantially similar in purpose or effect to that of the Company and the Partnership), then Merger-Related Action of the kind specified in clause (i) of this Section 5 above must be taken by the Acquiror with respect to all LTIP Units subject to this Award which are not so convertible at the time, whereby all such LTIP Units covered by this Award shall be assumed by the acquiring or succeeding entity, or equivalent awards shall be substituted by the acquiring or succeeding entity, and the acquiring or succeeding entity shall preserve with respect to the assumed LTIP Units or any securities to be substituted for such LTIP Units, as far as reasonably possible under the circumstances, the distribution, special allocation, conversion and other rights set forth in the Partnership Agreement for the benefit of the LTIP Unitholders; and

(c)          if some or all of the LTIP Units awarded to the Grantee hereunder are not, as of the time of the Merger-Related Action, so eligible for conversion into Common Units (in accordance with the Partnership Agreement), and after exercise of reasonable commercial efforts the Company or the Acquiror is unable to treat the LTIP Units in accordance with Section 5(b), then Merger-Related Action of the kind specified in clause (ii) of this Section 5 above must be taken by the Company or the Acquiror, in which case such action shall be subject to a provision that the settlement of the terminated award of LTIP Units which are not convertible into Common Units requires a payment of the same kind and amount of consideration payable in connection with the Transaction to a holder of the number of Common Units into which the LTIP Units to be terminated could be converted or, if greater, the consideration payable to holders of the number of common shares into which such Common Units could be exchanged (including the right to make elections as to the type of consideration) if the Transaction were of a nature that permitted a revaluation of the Grantee’s capital account balance under the terms of the Partnership Agreement, as determined by the Committee in good faith in accordance with the Plan.

6.            Distributions. Distributions on the LTIP Units shall be paid currently to the Grantee in accordance with the terms of the Partnership Agreement. The right to distributions set forth in this Section 6 shall be deemed a Dividend Equivalent Right for purposes of the Plan.

7.            Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan. Capitalized terms used in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

8.            Covenants. The Grantee hereby covenants as follows:

(a)          So long as the Grantee holds any LTIP Units, the Grantee shall disclose to the Partnership in writing such information as may be reasonably requested with respect to ownership of LTIP Units as the Partnership may deem reasonably necessary to ascertain and to establish compliance with provisions of the Code applicable to the Partnership or to comply with requirements of any other appropriate taxing authority.

(b)          The Partnership and the Grantee hereby agree to treat the Grantee as the owner of the LTIP Units from the Grant Date. The Grantee hereby agrees to take into account the distributive share of Partnership income, gain, loss, deduction, and credit associated with the LTIP Units in computing the Grantee’s income tax liability for the entire period during which the Grantee has the LTIP Units.

(c)          The Grantee hereby recognizes that the IRS has proposed regulations under Sections 83 and 704 of the Code that may affect the proper treatment of the LTIP Units for federal tax purposes. In the event that those proposed regulations are finalized, the Grantee hereby agrees to cooperate with the Partnership in amending this Agreement and the Partnership Agreement, and to take such other action as may be required, to conform to such regulations.

(d)          The Grantee hereby recognizes that the U.S. Congress is considering legislation that could change the federal tax consequences of owning and disposing of LTIP Units.

9.            Transferability. This Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution, without the prior written consent of the Company.

10.           Amendment. The Grantee acknowledges that the Plan may be amended or terminated in accordance with Article XVI thereof and that this Agreement may be amended or canceled by the Committee, on behalf of the Partnership, for the purpose of satisfying changes in law or for any other lawful purpose, provided that no such action shall adversely affect the Grantee’s rights under this Agreement without the Grantee’s written consent. The provisions of Section 5 of this Agreement applicable to the termination of the LTIP Units covered by this Award in connection with a Transaction (as defined in Section 5 of this Agreement) shall apply, mutatis mutandi to amendments, discontinuance or cancellation pursuant to this Section 10 or the Plan.

11.           Notices. Notices hereunder shall be mailed or delivered to the Partnership at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Partnership or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

12.           Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles. The parties agree that any action or proceeding arising directly, indirectly or otherwise in connection with, out of, related to or from this Agreement, any breach hereof or any action covered hereby, shall be resolved within the State of Delaware and the parties hereto consent and submit to the jurisdiction of the federal and state courts located within the District of Delaware. The parties hereto further agree that any such action or proceeding brought by either party to enforce any right, assert any claim, obtain any relief whatsoever in connection with this Agreement shall be brought by such party exclusively in federal or state courts located within the District of Delaware.

[Remainder of page intentionally left blank. Signature page follows.]

The foregoing LTIP Unit Vesting Agreement is hereby agreed to by the Company, the Partnership and the Grantee on the date shown below.

Date: August 3, 2016	COMPANY:

Bluerock Residential Growth REIT, Inc.
a Maryland corporation

	By:	/s/ R. Ramin Kamfar
	Name:	R. Ramin Kamfar
	Title:	President and CEO

PARTNERSHIP:

Bluerock Residential Holdings, L.P.
a Delaware limited partnership

By: Bluerock Residential Growth REIT, Inc.,
its General Partner

By:	/s/ R. Ramin Kamfar
Name:	R. Ramin Kamfar
Title:	President and CEO

GRANTEE:

BRG Manager, LLC
a Delaware limited liability company

By:	/s/ R. Ramin Kamfar
Name:	R. Ramin Kamfar
Title:	Authorized Signatory

Grantee’s address:

c/o Bluerock Real Estate, L.L.C.
712 Fifth Avenue, 9th Floor
New York, NY 10019
Attn: R. Ramin Kamfar & Michael L. Konig